Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended
	June 30, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(145,976)	$293,599
Change in Unrealized Income (Loss)	(130,685)	(239,338)
Foreign Currency Transaction Income (Loss)	(9,398)	509,780

Net Trading Income (Loss)	(286,059)	564,041

Other Income
Interest Income	3,266	23,404

Total Income (Loss)	3,266	23,404

Expenses
Advisory Incentive Fees	-	-
Management Fees	72,748	459,668
Organization and Offering Expenses	9,771	19,626
Administrative Expenses	87,941	548,863
Brokerage Expenses	183,018	1,155,873

Total Expenses	353,478	2,184,030

Net Income (Loss)	$(636,271)	$(1,596,585)

Statement of Changes in Net Asset Value

Beginning Balance	51,586,089	57,912,179
Additions	439,200	883,204
Net Income (Loss)	(636,271)	(1,596,585)
Transfers from Class A to Class B	-	(65,443)
Redemptions	(572,586)	(6,316,923)

Balance at June 30, 2010	$50,816,432	$50,816,432
Total Units Held at End of the Period		508,349
Net Asset Value Per Unit		$99.96
Rate of Return	-1.23%	-2.80%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER September 30, 2010

	For Month Ended
	June 30, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$(3,418)	$11,385
Change in Unrealized Income (Loss)	(3,060)	(6,518)
Foreign Currency Transaction Income (Loss)	(220)	11,221

Net Trading Income (Loss)	(6,698)	16,088

Other Income
Interest Income	76	505

Total Income (Loss)	76	505

Expenses
Advisory Incentive Fees	-	-
Management Fees	1,703	9,291
Organization and Offering Expenses	229	603
Administrative Expenses	2,059	10,908
Brokerage Expenses	2,270	12,420

Total Expenses	6,261	33,222

Net Income (Loss)	$(12,883)	$(16,629)

Statement of Changes in Net Asset Value

Beginning Balance	1,209,090	981,767
Additions	9,000	265,000
Net Income (Loss)	(12,883)	(16,629)
Transfers from Class A to Class B	-	65,443
Redemptions	-	(90,374)

Balance at June 30, 2010	$1,205,207	$1,205,207
Total Units Held at End of the Period		11,701
Net Asset Value Per Unit		$103.00
Rate of Return	-1.07%	-1.82%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER September 30, 2010